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                                                  Exhibit 20


                                  PRESS RELEASE

RELEASE IMMEDIATE                     Contact:    Julie M. Beck
                                                  Union National Bank
                                                  Public Relations Coordinator
                                                  410-751-2175

DATE:    September 23, 1998

            UINON NATIONAL BANCORP, INC. DECLARES 10% STOCK DIVIDEND

The Board of Directors of Union National Bancorp, Inc., in Westminster, Maryland, announced they have declared a 10% stock dividend. The stock dividend will be paid October 22, 1998 to stockholders of record on October 15, 1998.

Union National Bancorp, Inc. had total assets of $275,773,191 at June 30, 1998 and achieved record earnings of $679,649 in the quarter ended June 30, 1998. This represents a 15% increase over the same period last year.

Union National Bancorp, Inc., operates ten offices in Carroll County. Contact Denise Baker at 410-751-2182.